EX-5.B
EXHIBIT 5.B.
NAMES AND ADDRESSES OF
THE UNDERWRITERS OF THE BONDS
Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, New York 10036
Attn: High Grade Debt Capital Markets
Transaction Management/Legal
Fax: +1 212 901 7881
Tel: +1 646 855 0724
J.P. Morgan Securities Ltd.
125 London Wall, London EC2Y 5AJ
Attn: Head of Debt Syndicate and Head of EMEA
Debt Capital Markets Group, Legal
Fax: +44 20 7325 8270
Nomura International plc
One Angel Lane
London EC4R 3AB
Attn: Fixed Income Syndicate
Fax: +44 20 7102 5804
Tel: +44 20 7103 5652